Exhibit 99.2

Media Release

FOR IMMEDIATE RELEASE	Contact: Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Enters Into Contract to Purchase
Suburban Chicago Office Building
CHICAGO (Feb. 12, 2007) — Grubb & Ellis Company (NYSE: GBE) today announced that the Company, through its wholly owned subsidiary, GERA Property Acquisition LLC, has entered into an agreement to purchase a 180,000-square-foot office building located at 6400 Shafer Court in Rosemont, IL., and that it has filed a Current Report on Form 8-K with the Securities and Exchange Commission concerning the agreement.
     The Company, at its discretion and without penalty, at any time prior to Feb. 15, may elect to terminate the agreement for any reason and not proceed with the purchase. Should the Company choose to move forward with the purchase, its closing is expected to occur on Feb. 28 and would be subject to customary closing conditions.
     The Company’s current intention is to acquire the property and hold it for future sale to Grubb & Ellis Realty Advisors, Inc. (AMEX: GAV). The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the property and Realty Advisors does not, and prior to the Company’s purchase of the property will not, have any obligation to purchase the property from the Company.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability
Grubb & Ellis Company
500 West Monroe Street, Suite 2800 Chicago, IL 60661 312.698.6700

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02/12/07
Grubb & Ellis Company Enters Into Contract to Purchase Suburban Chicago Office Building
to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 333-133659).
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